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                                                                      EXHIBIT 12





                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                       (Unaudited, thousands of dollars)



                                                                   Quarter Ended March 31
                                                                ------------------------------
                                                                1994                      1993
                                                                ----                      ----
Earnings:
Net Income                                                   $21,719                   $16,820
Add (Deduct):
 Income Taxes                                                 12,164                     8,594
 Minority Interest                                            11,076                     6,240
 Amortization of Capitalized Interest                            353                       385
                                                              ------                    ------
                                                              45,312                    32,039

Adjustments to Earnings for Fixed Charges:
 Interest and Other Financial Charges                          6,746                     5,374
 Interest Factor Attributable to Rentals                         440                       468
                                                              ------                    ------
                                                               7,186                     5,842
                                                              ------                    ------
Earnings as Adjusted                                         $52,498                   $37,881
                                                              ======                    ======

Fixed Charges:
 Fixed Charges above                                         $ 7,186                   $ 5,842
 Capitalized Interest                                              7                        -
                                                              ------                    ------
Total Fixed Charges                                          $ 7,193                   $ 5,842
                                                              ======                    ======


Ratio of Earnings as Adjusted to
 Total Fixed Charges                                            7.30                      6.48
                                                                ====                      ====